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                                                                    EXHIBIT 99.1

SAGENT ACQUIRES EUROPEAN DISTRIBUTORS

Acquisitions of French and German Distribution Partners Demonstrate Continued European Growth MOUNTAIN VIEW, Calif.--December 1, 1999--Sagent Technology, Inc. (Nasdaq:SGNT), a leading provider of e-business analytic applications, today announced a major expansion of its European operations with the acquisitions of its distributors in Germany and France. These acquisitions underscore Sagent's commitment to continued expansion of its direct presence in Europe. The company acquired its United Kingdom distributor in July. "These acquisitions demonstrate that Sagent is a leading player in Europe," said Ken Gardner, president and CEO of Sagent. "Our French and German distributors have demonstrated their ability to successfully sell single-vendor e-business analytic applications into such leading companies as Siemens AG, UTA Telekom AG, Gaz de France, and Carrefour. We are committed to becoming strategic partners with our European customers." Under the terms of the agreement, Sagent will acquire all of the outstanding stock of Sagent Technology GmbH and Sagent France S.A. for approximately $2.8 million in cash and stock. The acquisitions were completed November 30, 1999. In addition to these recent acquisitions, Sagent has distribution partners in Benelux, Spain, Japan, and South Africa. This press release contains certain forward-looking statements that are based largely on Sagent's current expectations and are subject to a number of risks and uncertainties. Actual results and events could differ significantly from those discussed in the forward-looking statements. A list of factors that could affect actual results can be found in the company's initial public offering prospectus dated April 14, 1999 and the company's Form 10-Q for the quarter ended September 30, 1999.

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                                   CONTACTS:

Malcolm Hobbs
Sagent Technology, Inc.
(650) 815-3109
mhobbs@sagent.com

Jeni L. Cantley
Miller Shandwick Technologies
(650) 596-5863
jcantley@miller.shandwick.com

Sagent is a registered trademark of Sagent Technology, Inc. All other trademarks are the property of their respective owners.